Exhibit 1

ADB SYSTEMS INTERNATIONAL LTD.
(the “Corporation”)
ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

May 18, 2005

REPORT OF VOTING RESULTS

National Instrument 51-102 – Continuous Disclosure Obligations

Section 11.3

Matters Voted Upon

In accordance with Section 11.3 of the National Instrument 51-102, the following describes the matters voted upon and the voting results obtained at the Annual and Special Meeting of the Corporation held on May 18, 2005 in Toronto, Ontario (the “Meeting”).

The following matters were put to a vote by a show of hands at the Meeting:

General Business

MATTER VOTED UPON		VOTING RESULT

1.	The election of the following nominees as directors of the Corporation to hold office until the next annual meeting of shareholders or until their successors are elected or appointed:	Carried

JEFFREY LYMBURNER
T. CHRISTOPHER BULGER
PAUL GODIN
JIM MOSKOS
JAN PEDERSEN
DARROCH ROBERTSON
DUNCAN COPELAND

2.	The re-appointment of Deloitte & Touche LLP as auditors of the Corporation for the current fiscal year and authorizing the Board of Directors to fix the auditors’ remuneration.	Carried

Special Business

MATTER VOTED UPON		VOTING RESULT

3.	A special resolution to confirm, ratify and approve the change of municipal address of the registered office of the Corporation.	Carried